REVISED EXHIBIT A
To the Amended Expense Limitation Agreement Dated May 1, 2007, between Allianz Variable Insurance Products Trust and Allianz Investment Management LLC (formerly Allianz Life Advisers, LLC).
Not withstanding section 3 (Term and Termination of Agreement), the Amended Expense Limitation Agreement may not be terminated prior to April 30, 2018.  The Operating Expense Limit for each Fund is as follows:

Name of Fund	Expense Limitation
AZL BlackRock Global Allocation Fund	1.19%
AZL DFA 5-Year Global Fixed Income Fund	0.95%
AZL DFA EM Core Equity Fund	1.50%
AZL DFA International Core Equity Fund	1.39%
AZL DFA U.S. Core Equity Fund	1.20%
AZL DFA U.S. Small Cap Fund	1.35%
AZL Emerging Markets Equity Index Fund
Class 1 shares	0.85%
Class 2 shares	1.10%
AZL Enhanced Bond Index Fund	0.70%
AZL Gateway Fund	1.25%
AZL Global Equity Index Fund	0.80%
AZL Government Money Market Fund	0.87%
AZL International Index Fund
Class 1 shares	0.52%
Class 2 shares	0.77%
AZL MetWest Total Return Bond Fund	0.91%
AZL Mid Cap Index Fund
Class 1 shares	0.46%
Class 2 shares	0.71%

Name of Fund	Expense Limitation
AZL Moderate Index Strategy Fund	0.20%
AZL Morgan Stanley Global Real Estate Fund
Class 1 shares	1.10%
Class 2 shares	1.35%
AZL Pyramis Multi-Strategy Fund	0.71%
AZL Pyramis Total Bond Fund
Class 1 shares	0.70%
Class 2 shares	0.95%
AZL Russell 1000 Growth Index Fund
Class 1 shares	0.59%
Class 2 shares	0.84%
AZL Russell 1000 Value Index Fund
Class 1 shares	0.59%
Class 2 shares	0.84%
AZL S&P 500 Index Fund
Class 1 shares	0.46%
Class 2 shares	0.71%
AZL Small Cap Stock Index Fund
Class 1 shares	0.46%
Class 2 shares	0.71%
AZL T. Rowe Price Capital Appreciation Fund	1.20%

Acknowledged:
ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
By:    /s/ Michael Tanski
Name: /s/ Michael Tanski
Title:  Vice President, Operations
ALLIANZ INVESTMENT MANAGEMENT LLC
By:      /s/ Brian Muench
Name: Brian Muench
Title:   President
Updated:  11/01/2016